Exhibit 10.01

EMPLOYMENT AGREEMENT AMENDMENT

THIS AMENDMENT to the Employee Agreement (as defined below)(the “Amendment”) is made and entered into on March 1, 2015 by and between Neuralstem, Inc., a Delaware Corporation (the “Company”), and I. Richard Garr (“Employee”).

1.     This Amendment amends that certain Employment Agreement dated January 1, 1997, and subsequently amended on November 1, 2005 and January 1, 2008, and July 24, 2012, is made and entered into by the parties hereto (the “Employment Agreement”).

2.     The salary for Employee is increased to $440,000 per annum effective as of March 1, 2015.

3.     All other provisions of the Employment Agreement shall remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Amendment.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

NEURALSTEM, INC.:

By:

EMPLOYEE:

I. Richard Garr